Exhibit 99.1

PRESS RELEASE

ERA GROUP INC. REPORTS
SECOND QUARTER 2013 RESULTS

Houston, Texas
August 13, 2013

FOR IMMEDIATE RELEASE — Era Group Inc. (NYSE: ERA) today reported net income for its second quarter ended June 30, 2013 of $5.1 million on operating revenues of $74.2 million compared to net income of $3.6 million on operating revenues of $63.0 million in the prior year period.
Operating income for the current quarter was $10.8 million compared to operating income of $7.4 million in the prior year period. Earnings before interest, taxes, depreciation and amortization, adjusted to exclude SEACOR management fees and certain other items (“Adjusted EBITDA”), was $23.2 million for the current quarter compared to $18.5 million for the prior year period. Second quarter results for the current year included $4.5 million in gains on asset dispositions compared with $1.1 million in gains in the second quarter of 2012.
The $11.3 million increase in operating revenues related to $8.7 million of additional revenues from oil and gas activities primarily due to a greater number of medium helicopters being placed in service as a result of increased deepwater activity in the U.S. Gulf of Mexico; the resumption of services with a customer in Alaska that had been temporarily suspended in the prior year period; and a new international contract that commenced in January 2013. In addition, contract-leasing revenues increased $3.7 million, primarily due to the recognition of previously deferred revenues related to two of our customers in Brazil and India. Operating revenues from flightseeing and our fixed base operation in Alaska experienced increases of $0.2 million and $0.4 million, respectively, primarily the result of better weather conditions which led to an increase in flying activity. These increases were partially offset by a $1.7 million reduction in operating revenues from air medical services due to the conclusion of three long-term hospital contracts in effect during the prior year period.
Operating expenses were $7.9 million higher reflecting primarily an increase in repairs and maintenance costs as a result of the timing of repairs in 2013 and the absence of the benefit from vendor credits recognized in the same period in the prior year.
Administrative and general expenses were $2.4 million higher primarily due to an increase in costs associated with being an independent public company and an increase in compensation and employee costs, primarily the result of share-based compensation related to incentive equity awards granted following our spin-off from SEACOR Holdings Inc. ("SEACOR").
Depreciation expense was $11.4 million in the second quarter of 2013, an increase of $1.0 million compared to the prior year period, primarily due to fleet additions.
Gains on asset dispositions were $4.5 million in the second quarter of 2013. These amounts included a gain of $4.3 million on the sale of two S76C++ helicopters to a customer who had previously been contract-leasing them and gains of $0.2 million on the sale of other equipment in the normal course of business.

Sequential Quarter Results
Second quarter operating revenues increased $6.5 million compared to the first quarter ended March 31, 2013. Second quarter net income decreased $1.6 million compared to the first quarter. Operating income and Adjusted EBITDA for the second quarter decreased by $3.8 million and $3.3 million, respectively. The decreases in net income, operating income and Adjusted EBITDA were primarily due to a $6.3 million reduction in gains recognized on asset dispositions between the respective periods in 2013.
Six Month Results
The Company reported net income for the six months ended June 30, 2013 of $11.7 million on operating revenues of $142.0 million compared to a net loss of $1.0 million on operating revenues of $124.0 million in the same period a year ago. Operating income and Adjusted EBITDA for the current six months were $25.4 million and $49.8 million, respectively, compared to operating income of $11.2 million and Adjusted EBITDA of $34.8 million in the same period a year ago. Repairs and maintenance expenses increased $10.1 million primarily due to the timing of repairs in 2013 and the absence of the benefit from vendor credits recognized in the same period a year ago. Results for the six months ended June 30, 2013 included $15.3 million in gains on asset dispositions compared with $2.8 million in gains in the same period a year ago. Earnings from equity investments were $1.2 million in the six months ended June 30, 2013, an increase of $6.9 million compared to the prior year period loss of $5.7 million, primarily due to the recognition of a loss of $0.6 million and an impairment charge of $5.9 million, net of tax, on our investment in our Brazilian joint venture in the first quarter of 2012.
EC225 Helicopters
In 2012, there were ditchings of EC225 helicopters that led major global operators to suspend EC225 helicopter operations. Eurocopter, a division of European Aeronautic Defense and Space Company and manufacturer of the EC225 helicopters, through an internal investigation identified the root cause of the service failures and implemented engineering solutions, prevention and detection measures to remedy the matters that led to the suspension. On July 10, 2013, the European Aviation Safety Agency approved these measures, and the United Kingdom Civil Aviation Authority lifted operational restrictions. The Civil Aviation Authority of Norway followed suit on July 19, 2013. These measures and related regulatory approvals are expected to allow the full return to service of the EC225 helicopters on a worldwide basis. Two of the Company's EC225 helicopters in the U.S. Gulf of Mexico have now returned to service, and we plan to resume operations of the two other EC225 helicopters in the U.S. Gulf of Mexico by the end of August.
Equipment Acquisitions
During the quarter ended June 30, 2013, the Company's capital expenditures were $11.2 million, which consisted primarily of a helicopter acquisition. The Company records helicopter acquisitions in property and equipment and places helicopters in service once all completion work has been finalized and the helicopters are ready for use. The Company did not place additional helicopters in service during the current quarter. As of June 30, 2013, the Company had one AW139 medium helicopter that was delivered in May 2013 but not placed in service until July.
Capital Commitments
The Company’s unfunded capital commitments as of June 30, 2013 consisted primarily of orders for helicopters and totaled $205.6 million, of which $10.6 million is payable during the remainder of 2013 with the balance payable through 2017. The Company also had $1.1 million of deposits paid on options not yet exercised. The Company may terminate $174.6 million of its total commitments (inclusive of deposits paid on options not yet exercised) without further liability other than liquidated damages of $11.8 million in the aggregate.
Included in these capital commitments are agreements to purchase ten AW189 heavy helicopters and five AW169 light twin helicopters. The AW189 heavy helicopters are scheduled to be delivered in 2014 through 2017. Delivery dates for the AW169 light twin helicopters have yet to be determined. In addition, we had outstanding options to purchase up to an additional eight AW139 medium helicopters and ten AW189 heavy helicopters.
Subsequent to June 30, 2013, the Company exercised three of the AW139 options. Two of the AW139 helicopters are scheduled to be delivered by year-end 2013, and one is scheduled for delivery in mid-2014. Upon exercise of these options, the unfunded capital commitments for these three helicopters were $35.9 million.
Liquidity Update
As of June 30, 2013, the Company had a cash balance of $27.3 million, escrow deposits of $16.0 million and remaining availability under its senior secured revolving credit facility of $149.3 million. The escrow deposits related to the sale of two S76C++ medium helicopters, which closed in May 2013 and were treated as tax-free like-kind exchanges under Section 1031 for tax purposes with the proceeds held by a qualified intermediary. Qualified properties were not identified to complete the like-kind exchanges under Section 1031 prior to expiration of the 45-day period subsequent to the closing date. As a result, the $16.0 million was released to our general cash balance in July. Also in July, we repaid $15.0 million outstanding under our revolving credit facility resulting in a drawn balance of $35.0 million and available capacity of $164.3 million at July 31, 2013.
Conference Call
Management will conduct a conference call starting at 10:00 a.m. ET (9:00 a.m. CT) on Wednesday, August 14, 2013, to review the results for the second quarter ended June 30, 2013. The conference call can be accessed as follows:
All callers will need to reference the access code 27759381.
Within the U.S.:
Operator Assisted Toll-Free Dial-In Number: (866) 607-0535
Outside the U.S.:
Operator Assisted International Dial-In Number: (832) 445-1827
Replay
A telephone replay will be available through August 31, 2013 and may be accessed by calling (855) 859-2056 for domestic callers or (404) 537-3406 for international callers. An audio replay will also be available on the Company's website at www.eragroupinc.com shortly after the call and will be accessible for approximately 90 days.

* * * * *
About Era Group
Era Group is one of the largest helicopter operators in the world and the longest serving helicopter transport operator in the U.S. In addition to servicing its U.S. customers, Era Group also provides helicopters and related services to third-party helicopter operators and customers in other countries, including Brazil, Canada, India, Mexico, Norway, Spain, Sweden, the United Kingdom and Uruguay. Era Group's helicopters are primarily used to transport personnel to, from and between offshore installations, drilling rigs and platforms.
This release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements concerning management's expectations, strategic objectives, business prospects, anticipated economic performance and financial condition and other similar matters involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of results to differ materially from any future results, performance or achievements discussed or implied by such forward-looking statements. Such risks, uncertainties and other important factors include, among others the effect of the Spin-off, including the ability of the Company to recognize the expected benefits from the Spin-off and the Company's dependence on SEACOR's performance under various agreements; decreased demand and loss of revenues resulting from developments that may adversely impact the offshore oil and gas industry, including the issuance of new safety and environmental guidelines or regulations that could increase the costs of exploration and production, reduce the area of operations and result in permitting delays, U.S. government implemented moratoriums directing operators to cease certain drilling activities and any extension of such moratoriums that may result in unplanned customer suspensions, cancellations, rate reductions or non-renewals of aviation equipment contracts or failures to finalize commitments to contract aviation equipment; safety issues experienced by a particular helicopter model that could result in customers refusing to use that helicopter model or a regulatory body grounding that helicopter model, which could also permanently devalue that helicopter model; the cyclical nature of the oil and gas industry; increased U.S. and foreign government legislation and regulation, including environmental and aviation laws and regulations, and the Company's compliance therewith and the costs thereof; dependence on the activity in the U.S. Gulf of Mexico and Alaska and the Company's ability to expand into other markets; liability, legal fees and costs in connection with providing emergency response services, including involvement in response to the oil spill that resulted from the sinking of the Deepwater Horizon in April 2010; decreased demand for the Company's services as a result of declines in the global economy; declines in valuations in the global financial markets and a lack of liquidity in the credit sectors, including, interest rate fluctuations, availability of credit, inflation rates, change in laws, trade barriers, commodity prices and currency exchange fluctuations; activity in foreign countries and changes in foreign political, military and economic conditions; the failure to maintain an acceptable safety record; the dependence on small number of customers; consolidation of the Company's customer base; industry fleet capacity; restrictions imposed by the U.S. federal aviation laws and regulations on the amount of foreign ownership of the Company's common stock; operational risks; risks associated with our debt structure; operational and financial difficulties of our joint ventures and partners; effects of adverse weather conditions and seasonality; adequacy of insurance coverage; the attraction and retention of qualified personnel; and various other matters and factors, many of which are beyond the Company's control. In addition, these statements constitute Era Group's cautionary statements under the Private Securities Litigation Reform Act of 1995. It is not possible to predict or identify all such factors. Consequently, the foregoing should not be considered a complete discussion of all potential risks or uncertainties. The words “estimate,” “project,” “intend,” “believe,” “plan” and similar expressions are intended to identify forward-looking statements. Forward-looking statements speak only as of the date of the document in which they are made. Era Group disclaims any obligation or undertaking to provide any updates or revisions to any forward-looking statement to reflect any change in Era Group's expectations or any change in events, conditions or circumstances on which the forward-looking statement is based. The forward-looking statements in this release should be evaluated together with the many uncertainties that affect Era Group's businesses, particularly those mentioned under “Risk Factors” in the Company's Annual Report on Form 10-K for the year ended December 31, 2012, in our Quarterly Report on Form 10-Q for the period ended March 31, 2013 and in our periodic reporting on From 8-K (if any), which are incorporated by reference.
For additional information concerning Era Group, contact Christopher Bradshaw at (281) 606-4871 or visit Era Group's website at www.eragroupinc.com.

ERA GROUP INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands, except per share amounts, unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Operating Revenues	$74,237	$62,985	$141,964	$124,037
Costs and Expenses:
Operating	46,945	39,002	90,061	78,678
Administrative and general	9,545	7,195	18,679	16,872
Depreciation	11,431	10,464	23,092	20,094
	67,921	56,661	131,832	115,644
Gains on Asset Dispositions, Net	4,476	1,077	15,277	2,842
Operating Income	10,792	7,401	25,409	11,235
Other Income (Expense):
Interest income	150	249	297	581
Interest expense	(4,613)	(2,380)	(9,345)	(4,348)
SEACOR management fees	—	(500)	(168)	(1,000)
Derivative gains (losses), net	21	(180)	18	(304)
Foreign currency gains (losses), net	315	(12)	56	905
Other, net	9	—	12	30
	(4,118)	(2,823)	(9,130)	(4,136)
Income Before Income Tax Expense and Equity In Earnings (Losses) of 50% or Less Owned Companies	6,674	4,578	16,279	7,099
Income Tax Expense	2,398	1,686	5,976	2,420
Income Before Equity in Earnings (Losses) of 50% or Less Owned Companies	4,276	2,892	10,303	4,679
Equity in Earnings (Losses) of 50% or Less Owned Companies, Net of Tax	674	757	1,236	(5,663)
Net Income (Loss)	4,950	3,649	11,539	(984)
Net Loss Attributable to Noncontrolling Interest in Subsidiary	105	—	210	—
Net Income (Loss) Attributable to Era Group Inc.	5,055	3,649	11,749	(984)
Accretion of Redemption Value on Series A Preferred Stock	—	2,135	721	4,235
Net Income (Loss) Attributable to Common Shares	$5,055	$1,514	$11,028	$(5,219)

Basic and Diluted Earnings (Loss) Per Common Share	$0.25	$0.06	$0.53	$(0.21)
EBITDA	$23,242	$17,930	$49,655	$25,297
Adjusted EBITDA	$23,242	$18,512	$49,823	$34,815
Adjusted EBITDAR	$24,161	$19,430	$51,890	$36,772

ERA GROUP INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands, except per share amounts, unaudited)

	Three Months Ended
	Jun. 30, 2013	Mar. 31, 2013	Dec. 31, 2012	Sep. 30, 2012	Jun. 30, 2012
Operating Revenues	$74,237	$67,727	$70,895	$77,989	$62,985
Costs and Expenses:
Operating	46,945	43,116	42,282	46,235	39,002
Administrative and general	9,545	9,134	7,575	10,338	7,195
Depreciation	11,431	11,661	11,471	10,937	10,464
	67,921	63,911	61,328	67,510	56,661
Gains on Asset Dispositions, Net	4,476	10,801	157	613	1,077
Operating Income	10,792	14,617	9,724	11,092	7,401
Other Income (Expense):
Interest income	150	147	145	184	249
Interest expense	(4,613)	(4,732)	(3,757)	(2,543)	(2,380)
SEACOR management fees	—	(168)	(500)	(500)	(500)
Derivative gains (losses), net	21	(3)	2	(188)	(180)
Foreign currency gains (losses), net	315	(259)	87	(272)	(12)
Other, net	9	3	—	—	—
	(4,118)	(5,012)	(4,023)	(3,319)	(2,823)
Income Before Income Tax Expense and Equity In Earnings (Losses) of 50% or Less Owned Companies	6,674	9,605	5,701	7,773	4,578
Income Tax Expense	2,398	3,578	2,086	2,792	1,686
Income Before Equity in Earnings (Losses) of 50% or Less Owned Companies	4,276	6,027	3,615	4,981	2,892
Equity in Earnings (Losses) of 50% or Less Owned Companies, Net of Tax	674	562	(84)	219	757
Net Income	4,950	6,589	3,531	5,200	3,649
Net Loss Attributable to Noncontrolling Interest in Subsidiary	105	105	40	—	—
Net Income Attributable to Era Group Inc.	5,055	6,694	3,571	5,200	3,649
Accretion of Redemption Value on Series A Preferred Stock	—	721	2,135	2,099	2,135
Net Income Attributable to Common Shares	$5,055	$5,973	$1,436	$3,101	$1,514

Basic and Diluted Earnings (Loss) Per Common Share	$0.25	$0.28	$0.06	$0.13	$0.06
EBITDA	$23,242	$26,413	$20,700	$21,288	$17,930
Adjusted EBITDA	$23,242	$26,581	$21,200	$22,822	$18,512
Adjusted EBITDAR	$24,161	$27,729	$22,297	$23,792	$19,430

ERA GROUP INC. CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands, unaudited)

	Jun. 30, 2013	Mar. 31, 2013	Dec. 31, 2012	Sep. 30, 2012	Jun. 30, 2012
ASSETS
Current Assets:
Cash and cash equivalents	$27,345	$25,032	$11,505	$9,232	$9,121
Receivables:
Trade, net of allowance for doubtful accounts	40,362	40,761	48,527	55,753	43,233
Other	14,890	16,416	4,713	6,491	9,752
Inventories, net	26,223	26,696	26,650	26,590	26,496
Prepaid expenses and other	2,854	2,715	1,803	1,443	2,843
Deferred income taxes	3,642	3,642	3,642	51,979	40,977
Escrow deposits	16,010	—	—	—	—
Total current assets	131,326	115,262	96,840	151,488	132,422
Property and Equipment	1,012,661	1,021,453	1,030,276	1,008,804	993,244
Accumulated depreciation	(251,613)	(246,498)	(242,471)	(231,098)	(219,360)
Net property and equipment	761,048	774,955	787,805	777,706	773,884
Investments, at Equity, and Advances to 50% or Less Owned Companies	35,529	34,705	34,696	35,755	41,882
Goodwill	352	352	352	352	352
Other Assets	17,300	17,830	17,871	15,480	14,684
Total Assets	$945,555	$943,104	$937,564	$980,781	$963,224

LIABILITIES AND EQUITY
Current Liabilities:
Accounts payable and accrued expenses	$15,585	$13,126	$15,703	$20,084	$16,976
Accrued wages and benefits	6,976	7,662	4,576	6,810	5,488
Accrued interest	770	5,213	1,401	416	459
Due to SEACOR	211	270	—	3,275	3,767
Current portion of long-term debt	2,787	2,787	2,787	2,787	2,787
Other current liabilities	5,253	4,309	5,232	4,215	5,354
Total current liabilities	31,582	33,367	29,699	37,587	34,831
Deferred Income Taxes	204,487	203,343	203,536	198,068	184,105
Long-Term Debt	275,667	276,307	276,948	221,008	291,704
Deferred Gains and Other Liabilities	5,947	8,164	7,864	8,226	7,764
Total liabilities	517,683	521,181	518,047	464,889	518,404
Preferred Stock:
Series A Preferred Stock	—	—	144,232	142,097	144,445
Series B Preferred Stock	—	—	—	100,000	30,000
Total preferred stock	—	—	144,232	242,097	174,445
Equity:
Era Group Inc. Stockholders' Equity:
Common stock	202	201	—	—	—
Class B common stock	—	—	245	245	245
Additional paid-in capital	420,056	419,036	278,838	280,973	283,072
Retained earnings (accumulated deficit)	7,724	2,669	(4,025)	(7,596)	(12,795)
Treasury shares, at cost	(63)	—	—	—	—
Accumulated other comprehensive income (loss), net of tax	(44)	(85)	20	(74)	(147)
	427,875	421,821	275,078	273,548	270,375
Noncontrolling interest in subsidiary	(3)	102	207	247	—
Total equity	427,872	421,923	275,285	273,795	270,375
Total Liabilities and Stockholders' Equity	$945,555	$943,104	$937,564	$980,781	$963,224

Our management uses EBITDA and Adjusted EBITDA to assess the performance and operating results of our business. EBITDA is defined as Earnings before Interest (includes interest income, interest expense and interest expense on advances from SEACOR), Taxes, Depreciation and Amortization. Adjusted EBITDA is defined as EBITDA further adjusted for SEACOR Management Fees and certain other items that occur during the reported period. We include EBITDA and Adjusted EBITDA to provide investors with a supplemental measure of our operating performance. We also present Adjusted EBITDAR, which is defined as Adjusted EBITDA further adjusted for rent expense (included as components of operating expense and general and administrative) because we believe that research analysts and investment bankers use this metric to assess our and others in our peer group's performance. Neither EBITDA, Adjusted EBITDA nor Adjusted EBITDAR is a recognized term under generally accepted accounting principles in the U.S. (“GAAP”). Accordingly, they should not be used as an indicator of, or an alternative to, net income as a measure of operating performance. In addition, EBITDA, Adjusted EBITDA and Adjusted EBITDAR are not intended to be measures of free cash flow available for management’s discretionary use, as they do not consider certain cash requirements, such as debt service requirements. Because the definitions of EBITDA, Adjusted EBITDA and Adjusted EBITDAR (or similar measures) may vary among companies and industries, they may not be comparable to other similarly titled measures used by other companies.
The following table provides a reconciliation of Net Income (Loss), the most directly comparable GAAP measure, to EBITDA, Adjusted EBITDA and Adjusted EBITDAR.

	Three Months Ended					Six Months Ended June 30,
	Jun. 30, 2013	Mar. 31, 2013	Dec. 31, 2012	Sep. 30, 2012	Jun. 30, 2012	2013	2012
	(in thousands)
Net Income (Loss)	$4,950	$6,589	$3,531	$5,200	$3,649	$11,539	$(984)
Depreciation	11,431	11,661	11,471	10,937	10,464	23,092	20,094
Interest Income	(150)	(147)	(145)	(184)	(249)	(297)	(581)
Interest Expense	4,613	4,732	3,757	2,543	2,380	9,345	4,348
Income Tax Expense	2,398	3,578	2,086	2,792	1,686	5,976	2,420
EBITDA	23,242	26,413	20,700	21,288	17,930	49,655	25,297
SEACOR Management Fees	—	168	500	500	500	168	1,000
Special Items (1)	—	—	—	1,034	82	—	8,518
Adjusted EBITDA	23,242	26,581	21,200	22,822	18,512	49,823	34,815
Rent	919	1,148	1,097	970	918	2,067	1,957
Adjusted EBITDAR	$24,161	$27,729	$22,297	$23,792	$19,430	$51,890	$36,772

(1) Special items include the following:

•	Severance expense of $0.7 million for the three months ended September 30, 2012, due to prior changes in executive management;

•
Expenses incurred in connection with our abandoned initial public offering of $0.1 million for the three months ended June 30, 2012, $0.3 million for the three months ended September 30, 2012 and $2.6 million for the six months ended June 30, 2012; and

•	An impairment charge of $5.9 million, net of tax, for the six months ended June 30, 2012, on our investment in Aeróleo Taxi Aéreo S/A.

ERA GROUP INC. FLEET COUNTS (unaudited)

	Jun. 30, 2013	Mar. 31, 2013	Dec. 31, 2012	Sep. 30, 2012	Jun. 30, 2012
Heavy:
EC225	9	9	10	10	9

Medium:
AW139	35	35	33	32	30
B212	11	11	13	13	13
B412	6	6	6	6	6
S76 A/A++	6	6	7	8	9
S76 C/C+/C++	7	9	10	10	10
	65	67	69	69	68

Light—twin engine:
A109	9	9	9	9	9
BO-105	—	—	—	—	2
BK-117	6	6	6	8	9
EC135	20	20	19	19	18
EC145	3	3	3	5	6
	38	38	37	41	44

Light—single engine:
A119	24	24	24	24	24
AS350	35	35	35	35	35
	59	59	59	59	59
Total Helicopters	171	173	175	179	180